Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

Absolute Software and LoJack Corporation Announce Branding Partnership to Introduce “LoJack for Laptops”

                Absolute licenses the LoJack brand for the computer theft recovery market

Vancouver, Canada and Westwood, MA, June 27, 2005 – Absolute Software (“Absolute”) (TSX-VEN: ABT and LoJack Corporation (“LoJack”) (NASDAQ: LOJN) today announced a strategic agreement whereby Absolute will license the LoJack brand for the computer theft recovery market. LoJack Corporation, the premier provider of wireless tracking and recovery systems for mobile assets and Absolute, the leading provider of patented Computer Theft Recovery Secure Asset Tracking™ solutions, will leverage LoJack’s brand and leadership position by incorporating the LoJack brand name into Absolute’s computer theft recovery products.

When a Computrace “LoJack for Laptops” equipped computer is stolen and connects to the Internet (over IP or modem), the embedded Computrace agent sends a silent signal to Absolute’s Monitoring Center providing its IP address or phone number to identify its physical location and then Absolute works with local law enforcement to recover the computer. The stealthy Computrace software agent can survive accidental or deliberate attempts to be removed or disabled. Where the agent is embedded in the computer’s BIOS, such as in IBM/Lenovo’s ThinkPads, the agent can also survive image reloads and hard drive swaps. Should a computer not be recovered within 30 days, the customer may be eligible for a money-back guarantee.

Joseph F. Abely, CEO of LoJack Corporation, said, “The LoJack brand is synonymous with the recovery of stolen assets. Our association with Absolute Software extends our brand to laptops that are very vulnerable to theft. We are pleased to partner with a company that is driving the industry standard in computer theft recovery and secure asset tracking, and we look forward to a long-lasting and mutually beneficial relationship.”

John Livingston, chairman and CEO of Absolute Software, said, “We are very pleased to be partnering with LoJack Corporation. LoJack is the undisputed leader in global stolen vehicle recovery and has set the industry standard and commitment for tracking and recovering stolen assets. Incorporating the LoJack name into our Computrace product as ‘LoJack for Laptops’ will help build both brands and reinforces our leadership position in the computer theft recovery market.”

Absolute Software invented the computer theft recovery category in 1994. Since then, the company has helped thousands of corporations, educational institutions and consumers around the globe track and locate their lost or stolen computers. Under the ten year branding agreement Absolute will pay a licensing fee and will also grant LoJack warrants to purchase 500,000 common shares of Absolute. The warrants are for a five-year term, vest over the term, and have an exercise price of $2 per share. Issuance of the warrants is subject to regulatory approval.

LoJack for Laptops is priced at $49.99 USD for a one-year term and is currently available as Computrace Personal in all 240 CompUSA stores across North America. Consumers can also purchase the product online at www.lojackforlaptops.com. The new Computrace LoJack for Laptops packaging will launch in stores and online during the summer.

About LoJack

LoJack Corporation, the premier worldwide marketer of wireless tracking and recovery systems for valuable mobile assets, is the undisputed leader in global stolen vehicle recovery. Its Stolen Vehicle Recovery System delivers a better than 90% success rate and has helped recover more than $2 billion in global stolen assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. LoJack operates in 22 states and the District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 25 countries throughout Europe, Africa and Latin America. Boomerang Tracking, Inc., the dominant marketer of stolen vehicle recovery technology in Canada operates as a wholly owned subsidiary of LoJack Corporation.

About Absolute

Absolute® Software (TSX VEN: ABT) is the leader in Computer Theft Recovery and Secure Asset Tracking™ with more than 350,000 subscriptions under management. Absolute’s uniquely patented Computrace® technology is optimized for remote and mobile users. Absolute Software provides organizations with simple and cost effective solutions to help track their computing assets, deter computer loss, and reduce incurred liability costs. Absolute Software has a history of delivering first-to-market technology innovations along with a recovery guarantee making it one of the most reliable asset tracking and recovery solutions in the market today. The company also has partnerships with global leaders, including, Dell, IBM, HP, Toshiba, Gateway, Phoenix Technologies, and Apple.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, and other expectations, intentions and plans contained in this press release that are not historical fact. When used in this press release, the words “plan,” “expect,” “believe,” and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and general market conditions. In light of the many risks and uncertainties you should understand that we cannot assure you that the forward-looking statements contained in this press release will be realized.

For more information please contact:

LoJack:

Public Relations:

Paul McMahon

pmcmahon@lojack.com or 781.251.4130

Investor Relations

John Swanson, Swanson Communications,

swanscom@aol.com or 516.671.8582

Absolute:

Public Relations:

Courtney Chauvin, Affect Strategies

courtney@affectstrategies.com or 212.398 9680

Investor Relations:

Dave Mason, CFA, The Equicom Group

dmason@equicomgroup.com or 416.815.0700 x237

©2005 Absolute Software Corporation. All rights reserved. Computrace and Absolute are registered trademarks of Absolute Software Corporation. All other trademarks are property of their respective owners. Computrace US patents #5,715,174, #5,764,892, #5,802,280, #6,244,758, #6,269,392, #6,300,863, and #6,507,914. Canadian patent #2,305,370. U.K patents #EP793823, and #GB2338101. German patent #695 125 34.6-08. Australian patent #699045.

The TSX Venture Exchange has neither approved nor disapproved of the information contained in this news release.